PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FOURTH QUARTER AND 2005 EARNINGS

QUAKERTOWN, PA (27 January 2006) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the fourth quarter of 2005 of $1,213,000, or $.38 per share diluted. This compares to net income for the fourth quarter of 2004 of $1,509,000, or $.47 per share diluted.

Core earnings for the fourth quarter of 2005 were consistent with the earnings during the fourth quarter of 2004. Included in net income for the fourth quarter of 2004 was a gain of $141,000 on the liquidation of assets relinquished by a borrower during the third quarter of 2004 and a gain on the sale of investment securities of $87,000. In contrast, during the fourth quarter of 2005, QNB recorded losses on the sale of securities of $147,000. These losses were partially a result of selling lower yielding debt securities to fund the strong loan growth achieved during the quarter. Also, impacting the results for the fourth quarter of 2005 was severance expense.

Net interest income for the fourth quarter of 2005 was $4,070,000, a slight decline from the $4,092,000 reported in the same period in 2004. Included in net interest income in the fourth quarter of 2004 was $25,000 of interest income collected on non-accrual loans. Higher loan volume and loan rates were offset by higher deposit and borrowing rates resulting in level net interest income. Despite the difficult interest rate environment, the net interest margin for both the 2005 and 2004 periods was 3.21%.

The net interest margin of 3.21% for the fourth quarter of 2005 represents an increase from the 3.18% recorded during the third quarter of 2005. This improvement reflects the change in the structure of the balance sheet resulting from the growth in loans and the decline in investment securities, as loans generally have higher yields than investment securities.

Net income for the year ended December 31, 2005 was $5,046,000, or $1.59 per share diluted, a decrease from the $6,203,000, or $1.95 per share diluted, earned for the year ended December 31, 2004. As previously disclosed, the results for 2005 were significantly impacted by a $1,253,000 other-than-temporary impairment loss, recorded in the second quarter, related to certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues in accordance with U.S. generally accepted accounting principles (GAAP). On an after-tax basis, the non-cash, non-operating impairment charge was approximately $1,017,000. Excluding the securities write-down, net income for the twelve-month period would have been $6,063,000, or $1.91 per share on a diluted basis.

“2005 was a difficult and disappointing year for QNB,” said Thomas J. Bisko, President and CEO. “In addition to the securities impairment loss, QNB, like other financial service companies, was faced with a challenging business and interest rate environment in 2005. The shape of the yield curve in conjunction with the competitive landscape for deposits and loans presented a major hurdle. On a positive note, we once again achieved strong loan growth while maintaining excellent asset quality.”

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Total assets at December 31, 2005 were $582,205,000, a slight decline from total assets of $583,644,000 at December 31, 2004. During this same period, total loans increased $33,123,000, or 12.3%, to $301,483,000, while total investment securities decreased $34,592,000, or 12.6%, to $239,172,000 and total deposits decreased $7,818,000, or 1.7%, to $458,670,000.

Non-performing assets decreased to $14,000 at December 31, 2005. This compares to $469,000 at December 31, 2004. The significant decrease from December 31, 2004 was a result of the asset liquidation mentioned previously.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

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QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
INCOME:
Total interest income	$7,414	$6,744	$28,272	$25,571
Total interest expense	3,344	2,652	11,988	9,506
Net interest income	4,070	4,092	16,284	16,065
Provision for loan losses	-	-	-	-
Total non-interest income	827	1,153	3,262	4,685
Total non-interest expense	3,410	3,340	13,102	12,843
Income before income taxes	1,487	1,905	6,444	7,907
Provision for income taxes	274	396	1,398	1,704
Net income	$1,213	$1,509	$5,046	$6,203

NET INCOME PER SHARE:
Basic	$0.39	$0.49	$1.63	$2.00
Diluted	0.38	0.47	1.59	1.95
Dividends	0.195	0.185	0.78	0.74

SELECTED PERIOD END BALANCES:
Total assets	$582,205	$583,644
Federal funds sold	0	3,159
Investments	239,172	273,764
Loans held-for sale	134	312
Total loans	301,349	268,048
Allowance for loan losses	2,526	2,612
Deposits	458,670	466,488
Borrowed funds	74,596	68,374
Shareholders' equity	46,564	45,775

SELECTED RATIOS:
Return on average assets	.82%	1.02%	.86%	1.10%
Return on average shareholders' equity	10.15%	13.54%	10.83%	14.43%
Net interest margin-tax equivalent	3.21%	3.21%	3.24%	3.32%
Efficiency ratio-tax equivalent	64.70%	59.54%	62.33%	57.87%
Average shareholders' equity to total average assets	8.09%	7.51%	7.98%	7.64%
Nonperforming assets to total assets	.00%	.08%
Allowance as a % of loans	.84%	.97%

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Contact:	Thomas J. Bisko
215-538-5612
tbisko@qnb.com